Exhibit 99.1

WD-40 Company Reports First Quarter 2023 Financial Results

~ Gross margin improves 400 basis points sequentially compared to fourth fiscal quarter ~

~ Management reiterates fiscal year 2023 guidance ~

SAN DIEGO — January 9, 2023 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its first fiscal quarter ended November 30, 2022.

Financial Highlights and Summary

•	Total net sales for the first quarter were $124.9 million, a decrease of 7 percent compared to the prior year fiscal quarter.
•

Translation of the Company’s foreign subsidiary results from their functional currencies to U.S. dollars had an unfavorable impact on sales for the first quarter.  On a constant currency basis, total net sales would have been $134.4 million for the first quarter.

•	Net income for the first quarter was $14.0 million, a decrease of 25 percent from the prior year fiscal quarter.
•	Diluted earnings per share were $1.02 compared to $1.34 in the prior year fiscal quarter.
•	Gross margin percentage was 51.4 percent compared to 50.8 percent in the prior year fiscal quarter.
•	Selling, general and administrative expenses were up 4 percent in the first quarter to $40.0 million compared to the prior year fiscal quarter.
•	Advertising and sales promotion expenses were down 5 percent to $5.3 million compared to the prior year fiscal quarter.

“Today we are happy to report that in the first quarter gross margin improved sequentially by 400 basis points compared to the fourth quarter of fiscal year 2022,” said Steve Brass, WD-40 Company’s president and chief executive officer. “This is evidencing the positive impact of the gross margin restoration plan we put into place to combat the current inflationary environment.”

“While we saw topline growth in our Asia-Pacific and Americas segments, our EMEA segment reported sales that were softer than we would like to see. In EMEA, we’ve experienced significant headwinds from fluctuating currency exchange rates,  a lower level of customer orders, weaker economic conditions, and a reduction in sales linked to our decision to suspend sales in Russia in 2022.”

“Though sales volumes were soft in some regions due to disruptions in the market linked to the pricing actions we recently executed, underlying volumes remain in line with our expectations. We shared with investors last quarter that we expected much of our topline growth in fiscal year 2023 would be weighted toward the second half of the fiscal year. We  expect volume performance to improve in the second half of the fiscal year as price-related disruptions abate, and accordingly, today we are reiterating our guidance for the full fiscal year,” Brass concluded.

Net Sales by Segment (in thousands):

	Three Months Ended November 30,
	2022	2021	Change
Americas	$58,014	$56,288	3%
EMEA	40,772	57,555	(29)%
Asia-Pacific	26,107	20,903	25%
Total	$124,893	$134,746	(7)%

•	Net sales by segment as a percent of total net sales for the first quarter were as follows: for the Americas, 46 percent; for EMEA, 33 percent; for Asia-Pacific, 21 percent.
•

Net sales in the Americas increased 3 percent in the first quarter due primarily to higher sales of maintenance products in the United States, which increased 15 percent compared to the prior year fiscal quarter. Higher sales of maintenance products in the United States were primarily driven by strong sales of WD-40® Multi-Use Product, WD-40 Specialist®, and 3-IN-ONE® due to the impact of price increases, as well as increased production capacity, and improved availability as our supply chain continues to strengthen. These increases were significantly offset by a lower level of customer orders and promotional programs as customers adjust to the price increases, which resulted in decreased sales volumes. In Canada, sales remained constant period over period. Higher sales in the United States were mostly offset by lower sales of WD-40® Multi-Use Product in Latin America. Sales of maintenance products were down 31 percent in Latin America compared to the prior year fiscal quarter due primarily to the timing of marketing distributor orders from period to period.

•

Net sales in EMEA decreased 29 percent in the first quarter due to lower sales of maintenance products in both the EMEA direct and distributor markets, which decreased 22 percent and 43 percent, respectively. Changes in foreign currency exchange rates had an unfavorable impact on sales for the EMEA segment in the first quarter. On a constant currency basis, EMEA sales for the first quarter would have decreased by 15 percent compared to the prior fiscal year quarter.  Lower sales of maintenance products in the EMEA direct markets were also due to a lower level of customer orders partially offset by the favorable impact of price increases. In addition, lower sales were due to reduced demand driven by weaker markets and economic conditions.  Lower sales of maintenance products in the EMEA distributor markets were primarily attributable to the suspension in sales of our products to our marketing distributor customers in Russia and Belarus in March of 2022.

•

Net sales in Asia-Pacific increased 25 percent in the first quarter due to higher sales of maintenance products in the Asia-Pacific distributor markets and China, which increased 41 percent and 22 percent, respectively. In the Asia-Pacific distributor markets, higher sales of maintenance products were primarily attributed to successful promotional programs and the easing of COVID-19 lockdown measures in the region. Higher sales of maintenance products in China were primarily due to successful promotional programs as well as the timing of customer orders.  In Australia, sales remained constant period over period.  Changes in foreign currency exchange rates had an unfavorable impact on sales for the Asia-Pacific segment. On a constant currency basis, Asia-Pacific sales would have increased by 31 percent compared to the prior year fiscal quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended November 30,
	2022	2021	Change
Maintenance products	$116,312	$126,030	(8)%
Homecare and cleaning products	8,581	8,716	(2)%
Total	$124,893	$134,746	(7)%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, decreased 8 percent in the first quarter when compared to the prior year fiscal quarter. This decrease was primarily due to lower sales of WD-40® Multi-Use Product, which decreased 12 percent compared to the prior fiscal year quarter. This decline was driven by lower sales volumes linked to recent pricing actions which resulted in a lower level of customer orders and promotional programs.  Sales declines were also due to unfavorable changes in foreign currency exchanges rates and weaker economic conditions in some regions.

These sales declines were partially offset by the sales price increases implemented over the last twelve months.
•

Net sales of homecare and cleaning products decreased 2 percent in the first quarter compared to the prior year fiscal quarter. The homecare and cleaning products, particularly those in the United States, are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of maintenance products grow in alignment with the Company’s strategic initiatives.

Dividend and Share Repurchase Update

As previously announced, WD-40 Company’s board of directors declared on Tuesday, December 13, 2022, a quarterly dividend of $0.83 per share reflecting an increase of more than 6 percent compared to the previous quarter’s dividend.  The quarterly dividend is payable on January 31, 2023 to stockholders of record at the close of business on January 13, 2023.

On October 12, 2021, the Company’s board of directors approved a share buy-back plan that became effective on November 1, 2021. Under the plan, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2023. The timing and amount of repurchases will be based on terms and conditions acceptable to the Company and in compliance with applicable laws and regulations. During the period from November 1, 2021 through November 30, 2022, the Company repurchased 160,982 shares at a total cost of $33.2 million under this $75.0 million plan. During the first quarter, the Company repurchased 22,420 shares at a total cost of $4.1 million under this $75.0 million plan.

Reiterated Fiscal Year 2023 Guidance

The Company reiterated the following guidance for fiscal year 2023:

•	Net sales growth is projected to be between 5 and 10 percent with net sales expected to be between $545 million and $570 million.
•	Gross margin percentage for the full year is expected to be between 51 and 53 percent.
•	Advertising and promotion investments are projected to be between 5.0 and 6.0 percent of net sales.
•	The provision for income tax is expected to be around 22 percent.
•	Net income is projected to be between $69.0 million and $71.0 million.
•	Diluted earnings per share is expected to be between $5.09 and $5.24 based on an estimated 13.6 million weighted average shares outstanding.

This guidance is expressed in good faith and is based on management’s current view of anticipated results. Net sales guidance was calculated using recent foreign currency exchange rates and reflects currency headwinds of approximately 5 percent. This guidance does not include any future acquisitions or divestitures. Unanticipated inflationary headwinds, COVID-19 related impact, and other unforeseen events may further affect the Company’s financial results.

Webcast Information

As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-

40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $518.8 million in fiscal year 2022 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation; the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and our financial results; changes in the political conditions or relations between the United States and other nations;  the impacts from inflationary trends and supply chain constraints;  and forecasted foreign currency exchange rates and commodity prices.

The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of January 9, 2023. We undertake no obligation to revise or update any forward-looking statements.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2022, and in the Company’s Quarterly Report on Form 10-Q for the period ended November 30, 2022, which the Company expects to file with the SEC on January 9, 2023.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40® Multi-Use Product, WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada, and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding period of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	November 30,	August 31,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$36,882	$37,843
Trade and other accounts receivable, net	87,285	89,930
Inventories	119,067	104,101
Other current assets	12,122	17,766
Total current assets	255,356	249,640
Property and equipment, net	65,658	65,977
Goodwill	95,277	95,180
Other intangible assets, net	5,362	5,588
Operating lease right-of-use assets	8,435	7,559
Deferred tax assets, net	629	679
Other assets	10,776	9,672
Total assets	$441,493	$434,295

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$31,826	$32,852
Accrued liabilities	24,728	27,161
Accrued payroll and related expenses	14,251	11,583
Short-term borrowings	42,537	39,173
Income taxes payable	301	51
Total current liabilities	113,643	110,820
Long-term borrowings	107,902	107,139
Deferred tax liabilities, net	10,715	10,528
Long-term operating lease liabilities	6,629	5,999
Other long-term liabilities	11,234	11,185
Total liabilities	250,123	245,671

Commitments and Contingencies

Stockholders’ equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,896,477 and 19,888,807 shares issued at November 30, 2022 and
August 31, 2022, respectively; and 13,587,596 and 13,602,346 shares
outstanding at November 30, 2022 and August 31, 2022, respectively	20	20
Additional paid-in capital	168,092	165,973
Retained earnings	459,439	456,076
Accumulated other comprehensive loss	(34,873)	(36,209)
Common stock held in treasury, at cost ― 6,308,881 and 6,286,461
shares at November 30, 2022 and August 31, 2022, respectively	(401,308)	(397,236)
Total stockholders’ equity	191,370	188,624
Total liabilities and stockholders’ equity	$441,493	$434,295

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended November 30,
	2022	2021

Net sales	$124,893	$134,746
Cost of products sold	60,638	66,276
Gross profit	64,255	68,470

Operating expenses:
Selling, general and administrative	39,984	38,423
Advertising and sales promotion	5,339	5,624
Amortization of definite-lived intangible assets	253	363
Total operating expenses	45,576	44,410

Income from operations	18,679	24,060

Other income (expense):
Interest income	44	25
Interest expense	(1,169)	(620)
Other income (expense), net	150	(329)
Income before income taxes	17,704	23,136
Provision for income taxes	3,707	4,581
Net income	$13,997	$18,555

Earnings per common share:
Basic	$1.03	$1.35
Diluted	$1.02	$1.34

Shares used in per share calculations:
Basic	13,590	13,716
Diluted	13,609	13,752

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Three Months Ended November 30,
	2022	2021
Operating activities:
Net income	$13,997	$18,555
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	1,896	1,987
Net gains on sales and disposals of property and equipment	122	9
Deferred income taxes	271	738
Stock-based compensation	2,719	2,891
Unrealized foreign currency exchange losses (gains)	(1,481)	541
Provision for credit losses	30	30
Changes in assets and liabilities:
Trade and other accounts receivable	2,847	(7,980)
Inventories	(14,203)	(13,054)
Other assets	4,573	(1,793)
Operating lease assets and liabilities, net	26	2
Accounts payable and accrued liabilities	(3,336)	4,126
Accrued payroll and related expenses	2,627	(7,324)
Other long-term liabilities and income taxes payable	349	325
Net cash provided by operating activities	10,437	(947)

Investing activities:
Purchases of property and equipment	(1,458)	(2,434)
Proceeds from sales of property and equipment	158	72
Net cash used in investing activities	(1,300)	(2,362)

Financing activities:
Treasury stock purchases	(4,072)	(7,386)
Dividends paid	(10,634)	(9,905)
Repayments of long-term senior notes	(400)	(400)
Net proceeds (repayments) of revolving credit facility	3,364	-
Shares withheld to cover taxes upon conversions of equity awards	(600)	(4,246)
Net cash used in financing activities	(12,342)	(21,937)
Effect of exchange rate changes on cash and cash equivalents	2,244	(1,196)
Net (decrease) increase in cash and cash equivalents	(961)	(26,442)
Cash and cash equivalents at beginning of period	37,843	85,961
Cash and cash equivalents at end of period	$36,882	$59,519